Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces Preliminary Record Revenue and Operating Income for Fiscal Year 2022 and Provides First Quarter FY2023 Revenue Guidance

Record Revenue Growth Expected for Fiscal Year 2023

MILTON, N.Y., March 16, 2022 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced preliminary sales and operating income for its fiscal year ended February 28, 2022 (“FY2022”).

Preliminary sales for FY2022 were approximately $17.1 million, compared to sales of $14.8 million for the previous fiscal year, an increase of 16%. Included in FY2022 revenue is a significant order for a six-axis robot sold to a repeat customer in the advanced semiconductor market valued at $1.7 million that was shipped in the fourth quarter. The Company’s preliminary estimate of operating income for FY2022 is approximately $1.8 million, a 38% increase over the Company’s historic high operating income of $1.3 million that was set in the prior fiscal year.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented, “Sono-Tek had a great year, achieving another record in both revenue and operating income, which increased by 16% and 38%, respectively. We reported positive gains in all quarters over the prior fiscal year’s results, in revenue and net income, and revenue showed steady growth from quarter to quarter, with the fourth quarter being the strongest of the year with $5 million in revenue. We ended fiscal 2022 with a strong backlog, approximately $10.7 million in cash and no debt, which is an unusually strong position for any company, and especially for one like Sono-Tek that is currently implementing several new growth initiatives into our targeted high-tech markets.”

“We are continuing to work to broaden the opportunities for our unique technology. These initiatives include advanced energy applications for fuel cells, carbon capture and development of hydrogen generation applications, innovative medical device applications related to rapid Covid testing and genomics, and next generation high precision semiconductor coating applications. We’ve also begun to scale up our development programs into attractive clean energy opportunities which we expect to expand further over the next several years. Internally, we continue to strengthen and expand our technical teams and broaden the scope of our digital manufacturing operations to increase efficiency and productivity.”

“We are especially pleased with the ongoing strength of our business despite the continued impact of Covid-19, supply chain issues, inflation pressures, and business travel and trade show restrictions. I applaud all of our team members, who worked together to maintain our growth regardless of these external forces. We are excited that our team is now back on site and that our high performance/high energy culture has been reestablished, with the team working and celebrating victories together on our corporate campus.”

“Last August we completed an uplisting to Nasdaq that has increased awareness of Sono-Tek in the investment community and resulted in higher trading volume for our shareholders. With a growing backlog, multiple opportunities for growth, and strong financials, we believe that Sono-Tek is well positioned for another year of record results,” concluded Dr. Coccio.

Based on current backlog, shipments, and proposal activity, Sono-Tek expects to report a greater than 15% increase in revenue for the first quarter of FY2023, ending May 31, 2022, when compared to the first quarter of last fiscal year. Management does not typically forecast results for the full fiscal year at this time, but the strong FY2022 year-end backlog supports the projection that Sono-Tek will again achieve record revenue growth for FY2023, ending February 28, 2023.

The Company’s final financial results will be announced upon completion of the annual year-end audit, which is expected in May 2022. The Company plans to hold an earnings conference call at that time, details will be released closer to the call date.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the continued recovery of the Microelectronics, Medical and Alternative Energy markets following COVID-19 related slowdowns; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; the continued strong sales of the multi-axis coatings systems; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful implementation of initiatives advanced energy, medical device applications and next generation high precision semiconductor coating applications; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

Ph: (646) 863-6341

sprince@pcgadvisory.com

http://www.sono-tek.com